Exhibit 77K0 - Change in Auditor

Managed Duration Investment Grade Municipal Fund - Change of Auditor

Effective March 8, 2017, Managed Duration Investment Grade Municipal Fund (the "Fund''), by action of its Audit Committee, which was confirmed and approved by its Board of Trustees, selected Tait Weller & Baker LLP ("TaitWeller") to succeed Ernst & Young LLP ("EY'') as the independent registered public accounting firm to the Fund and to audit the Fund's financial statements for the fiscal year ending July 31, 2017.

EY resigned as the independent registered public accounting firm to the Fund on March 8, 2017. EY's reports on the Fund's financial statements for the two most recent fiscal years ended July 31, 2016 and July 31, 2015, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's two most recent fiscal years ended July 31, 2016 and July 31, 2015 and through March 8, 2017: (i) there were no disagreements with EY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Fund's financial statements for such years; and
(ii) there were no "reportable events'' of the kind described in
Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

EY's resignation does not reflect any disagreements with or dissatisfaction by the Fund or the Board of Trustees with the performance of the Fund's prior independent registered public accounting firm, EY. During the Fund's two most recent fiscal years, neither the Fund, nor anyone on their behalf, consulted with Tait Weller on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph
(a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Fund has requested that EY furnish it with a letter addressed to the Securities and Exchange Commission ("SEC") stating whether EY agrees with the above statements with respect to EY. A copy of the letter from EY to the SEC was filed as an Exhibit to the Fund's Form 8-K, filed on March 16, 2017.